Exhibit M-2

[Shin & Kim Logo]

March 16, 2005

Barclays	Bank PLC
Citigroup	Global Markets Inc.
Credit	Suisse First Boston LLC (together, as the “Underwriters” under the Terms Agreement mentioned below)

c/o	Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

Re: The Export-Import Bank of Korea

US$400,000,000_4.625% Notes due 2010 and

US$600,000,000 5.125% Notes due 2015

(Our Ref. No.: K00011-0501)

Dear Mesdames and Messieurs:

We have acted as a special Korean counsel for The Export-Import Bank of Korea (the “Issuer”) in connection with the US$400,000,000 4.625% notes due 2010 (the “2010 Notes”) and US$600,000,000 5.125% notes due 2015 (together with the 2010 Notes, the “Notes”) issued by the Issuer pursuant to the Terms Agreement dated March 8, 2005 and made among the Issuer and the Underwriters named therein (the “Terms Agreement”). The Notes will be issued pursuant to the Fiscal Agency Agreement dated August 1, 1991 and made by the Issuer and the Fiscal Agent (the “Fiscal Agent”) named therein (the “Fiscal Agency Agreement”). Unless otherwise defined herein, the terms used herein shall have the same meanings as used in the Terms Agreement and the Fiscal Agency Agreement.

For the purposes of this opinion, we have examined the following:

1.	a copy of the Registration Statement under Schedule B (File No. 333-9564) of the Securities Act of 1933, as amended when it became effective (the “Registration Statement”) and the Prospectus dated June 30, 2004 as supplemented by the Prospectus Supplement dated March 8, 2005 (as supplemented, referred to hereinafter, as the “Prospectus”);

2.	the Terms Agreement;

3.	the Fiscal Agency Agreement including the forms of notes and certificates attached thereto;

4.	copies of the Articles of Incorporation and the Commercial Registry extracts of the Issuer;

5.	a copy of the minutes of the meeting of the Board of Directors of the Issuer held on June 21, 2004;

6.	a copy of the approval by the Chairman and President of the Issuer dated February 21, 2005;

7.	a copy of the Issuer’s report filed with the Ministry of Finance and Economy (the “MOFE”) of the Republic of Korea (the “Republic”) dated February 24, 2005;

8.	a copy of the letter appointing the process agent dated May 10, 2004; and

9.	the internal regulations and the operating manual of the Issuer.

The Terms Agreement and the Fiscal Agency Agreement are hereinafter collectively referred to as the “Issue Documents”.

In giving this opinion, we have assumed:

(a)	the genuineness of all signatures, seals and stamps;

(b)	that all documents submitted to us as originals are authentic, true, complete and up-to-date and that all documents submitted to us as copies whether certified, photostatic or faxed, conform to the originals;

(c)	that the Issue Documents and the Notes constitute valid and legally binding obligations of each of the parties thereto under the laws of the State of New York by which law they are expressed to be governed;

(d)	that the Issue Documents and the Notes have been duly authorized, executed and delivered by each of the parties thereto (other than the Issuer) in accordance with the laws of the State of New York;

(e)	that the resolution of the Board of Directors of the Issuer passed at the meeting referred to above has been duly adopted at a properly constituted meeting and that such resolution has not been amended or rescinded; and

(f)	that the internal regulations and the operating manual of the Issuer are true, complete, accurate and up-to-date and the documents have not been amended or rescinded.

As to any other matters of fact material to the opinions expressed herein, we have relied upon certificates or statements of officers and other representatives of the Issuer.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	The Issuer is a statutory juridical entity duly established under the Export-Import Bank of Korea Act (the “Eximbank Act”) and validly existing under the laws of the Republic, with power and authority to own its properties and conduct its business as described in the Prospectus;

(ii)	The Issuer has an authorized capitalization as set forth in the Prospectus;

(iii)	To the best of our knowledge and other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which the Issuer is a party or of which any property of the Issuer is subject, which, if determined adversely to the Issuer, would individually or in the aggregate have a material adverse effect on the financial position or results of operations of the Issuer;

(iv)	The Terms Agreement has been duly authorized, executed and delivered by the Issuer;

(v)	The Notes have been duly authorized, executed and, assuming authentication by the Fiscal Agent in accordance with the provisions of the Fiscal Agency Agreement, issued and delivered by the Issuer and constitute valid and binding obligations of the Issuer entitled to the benefits provided by the Fiscal Agency Agreement and enforceable in accordance with their terms;

(vi)	The Notes will be direct, unconditional and unsecured and unsubordinated obligations of the Issuer, and will rank pari passu among themselves and at least equally with all other unsecured obligations of the Issuer (subject to such exceptions as are from time to time required under the laws of the Republic);

(vii)	Under the laws of the Republic and the regulations as in effect on the date of this opinion, the Issuer is permitted to purchase at maturity sufficient freely transferable United States dollars for the payment of all moneys due under the Terms Agreement, the Fiscal Agency Agreement and the Notes;

(viii)	The Fiscal Agency Agreement has been duly authorized, executed and delivered by the Issuer and, assuming due authorization, execution and delivery by the Fiscal Agent, constitutes a va1id and binding instrument of the Issuer, enforceable in accordance with its terms;

(ix)

To the best of our knowledge, the issue and sale of the Notes and the compliance by the Issuer with all of the provisions of the Notes, the Fiscal Agency Agreement and the Terms Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to us to which the Issuer is a party or by which the Issuer is bound or to which any of the Issuer’s property or assets is subject, nor will such action result in any violation of the provisions of the documents constituting the Issuer or any statute or any order, rule or regulation of any court or governmental agency or body having the force of law and jurisdiction over the Issuer or any of its properties (including, without limitation, the Eximbank Act);

(x)	Assuming the accuracy of the Issuer’s representation set forth in Section 3(c) of the Terms Agreement, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Notes or the compliance by the Issuer with all of the provisions of the Notes, the Fiscal Agency Agreement and the Terms Agreement, except (A) such as have been obtained under the Eximbank Act and the Enforcement Decree of the Eximbank Act and (B) such as have been obtained under the Korean Foreign Exchange Transaction Law and the regulations thereunder;

(xi)	The statements in the Prospectus relating to the Notes and the Fiscal Agency Agreement are correct in all material respects insofar as matters of Korean law are concerned, and all statements of Korean law relating to the Issuer and its administration and operations set forth in the Registration Statement and the Prospectus are correct in all material respects;

(xii)	The Registration Statement and the Prospectus and their filing with the Securities and Exchange Commission, have been duly authorized by the Issuer, and the Registration Statement and the Prospectus have been duly executed on behalf of the Issuer;

(xiii)	Payments of principal and interest in respect of the Notes by the Issuer (excluding payments to a Korean corporation or resident other than to its overseas permanent establishment) will not be subject to Korean income taxes by virtue of the Notes being foreign currency denominated bonds under the Special Tax Treatment Control Law of Korea (“STTCL”). Capital gains earned by non-residents from the transfers of the Notes to non-residents which are consummated outside the Republic will not be subject to Korean income taxes by virtue of the issuance of the Notes being an overseas issuance under the STTCL. Capital gains earned by non-residents without permanent establishments in the Republic from the transfers of the Notes to non-residents (other than to their permanent establishments in the Republic) will not be subject to Korean income taxes under Korean tax law. No stamp duty or other issue or documentary taxes are payable in the Republic in connection with the creation, issue, delivery and offering of the Notes or the execution and/or delivery of the Terms Agreement or the Fiscal Agency Agreement, except Korean stamp taxes, not material in amount, due upon the execution in the Republic of each copy of any Notes. In the event that in the future the Issuer may become liable to withhold or deduct any such Korean taxes or duties with respect to the interest payments on the Notes, the Issuer may perform its obligations under the terms and conditions of the Notes to pay the holders of the Notes any additional amounts which may be required to compensate them for any amounts so withheld or deducted;

(xiv)	Except as noted in clause (xiii) above and as described under the heading “Korean Taxation” in the Prospectus, under existing Korean law, the holders of the Notes will not be subject to income or other taxes imposed by any governmental authority in the Republic in respect of the Notes or payments made thereon unless the holder thereof is subject to such taxes in respect of such Notes by reason of residency or other connection with the Republic that places such holder under the taxing jurisdiction of the Republic otherwise than by reason only of the holding of the Notes or receiving principal or interest in respect thereof;

(xv)	The statements under the heading “Korean Taxation” in the Prospectus, insofar as such statements purport to summarize certain Korean tax laws, constitute a fair summary of the principal tax consequences to the non-resident holders of the Notes;

(xvi)	Under Article 37 of the Eximbank Act, the Republic is legally obligated to provide funds to cover any deficit that results from the Issuer’s legal reserve being insufficient to offset its annual net losses. In light of this provision, if the Issuer had insufficient funds to make any payment under any of its obligations (including the Notes), the Republic would be obligated to take appropriate steps (by making a capital contribution, by allocation of funds or by other action) to enable the Issuer to make such payment when due;

(xvii)	The provisions in the Issue Documents and the Notes for the submission of the Issuer to the jurisdiction of the courts specified therein are valid and binding on the Issuer; and the courts of the Republic would recognize and give effect to the choice of the laws of the State of New York as the governing law of the Issue Documents, so long as the application of such governing law is not contrary to the public policy of the Republic; provided, that in the event of an action, proceeding or litigation in a Korean court, the Korean court would apply (i) Korean law bearing upon the capacity of the Issuer to enter into contracts and (ii) Korean law, decrees and administrative regulations requiring governmental approvals, authorizations and consents in or of the Republic for actions or contracts executed by the Issuer;

(xviii)	In the event a final judgment of a court in the State of New York for the payment of money were rendered against the Issuer under any of the Issue Documents or any Notes, the same would be enforceable against the Issuer in the courts of the Republic without further review of the merits; provided, (i) such judgment was finally and conclusively given by a court having valid jurisdiction in accordance with the international jurisdiction principles under Korean law or applicable treaties, (ii) the Issuer was duly served with service of process (otherwise than by publication or similar means) in sufficient time to enable the Issuer to prepare its defense in conformity with the applicable laws, or responded to the action without being served with process, (iii) recognition of such judgment is not contrary to the public policy of the Republic, and (iv) judgments of the courts of the Republic are accorded reciprocal treatment in the jurisdiction of the court which had given such judgment;

(xix)	In any proceedings taken in the Republic in relation to the Issue Documents or the Notes, the Issuer will not be entitled to claim immunity on the grounds of sovereignty from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process in respect of its obligations under the Issue Documents or the Notes;

(xx)	Any judgment obtained in a court in the Republic against the Issuer by the holder of any Note or by any party to the Issue Documents may be expressed in a currency other than Korean Won, provided such holder or party (as the case may be) files his claim in such currency;

(xxi)	It is not necessary under the laws of the Republic (i) in order to enable any person to exercise or enforce its rights under the Issue Documents or in respect of any Note or (ii) by reason of any person being or becoming a party to the Issue Documents or the holder of any Note or by reason of the performance of any person of its obligations thereunder or in respect thereof that such person should be licensed, qualified or otherwise entitled to carry on business in the Republic;

(xxii)	None of the parties to the Issue Documents or holders of the Notes is or will be deemed to be resident, domiciled or carrying on business in the Republic by reason only of its execution, performance, enforcement of any relevant provision of the Issue Documents or the Notes, as the case may be; and

(xxiii)	We have no reason to believe that (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we need not express any belief) any part of the Registration Statement, when such part became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that (except for the financial statements and related schedules and other financial and statistical data contained therein as to which such counsel need not express any belief) the Prospectus, as of the date thereof and hereof, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

In rendering the opinion set forth in clause (xvi) above, we have relied on the position of the Republic as to its responsibility for the Issuer set forth under the caption “The Export-Import Bank of Korea - Business - Government Support and Supervision” in the Prospectus and the opinion and belief in clause (xxiii) above are based upon our participation in the preparation of the Prospectus and upon our review and discussion of the contents thereof, but without independent check or verification except as stated herein.

This opinion is confined to and given on the basis of the laws of the Republic, and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than the Republic. We have assumed that there is nothing in the laws of any other jurisdiction that affects this opinion.

Our opinion is subject to the following reservations and qualifications:

(a)	Enforcement of the Terms Agreement, the Fiscal Agency Agreement and the Notes may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, composition or the restructuring of the Issuer pursuant to the laws in the Republic now in force or subsequently enacted which generally affect the enforcement of creditors’ rights and (ii) general equity principles;

(b)	The provisions of Article 37 of the Eximbank Act referred to in clause (xvi) above, do not constitute a direct guarantee by the Korean government of the Issuer’s obligations under the Terms Agreement, the Fiscal Agency Agreement or the Notes, and the provisions of the Eximbank Act, including Article 37, may be amended at any time by action of the National Assembly of the Republic;

(c)	Nothing in this opinion should be taken as indicating that the remedies of specific performance, injunction and/or any other equitable remedies would necessarily be available with respect to any particular provision of the Terms Agreement, the Fiscal Agency Agreement or the Notes;

(d)	Failure to exercise a right of action for more than a certain period of time may operate as a bar to the exercise of such right; and

(e)	A certificate, record or notification of any person as to any matter provided for in the Terms Agreement, the Fiscal Agency Agreement or the Notes may, in certain instances, be held by a Korean court not to be valid, final, conclusive and binding if it could be shown, inter alia, to have been made on an unreasonable or arbitrary basis or not to have been reached in good faith, notwithstanding the provisions to the contrary in the Terms Agreement, the Fiscal Agency Agreement or the Notes.

This opinion is addressed to you and is solely for your benefit and, except with our express consent, is not to be transmitted to, nor is it to be relied upon by, any other person (it being understood that this opinion is given on the date hereof and may not be interpreted as of any later date) or for any purpose other than in connection with the issue and sale of the Notes, except that it may be relied upon by Davis Polk & Wardwell, the U.S. counsel for you and Cleary, Gottlieb, Steen & Hamilton, the U.S. counsel for the Issuer and the Fiscal Agent as to matters of Korean laws.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter.

Very truly yours,

/s/ Shin & Kim
Shin & Kim